SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) July 11, 2000
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                         NATIONAL PENN BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)


            Pennsylvania                0-10957           23-2215075
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     (State or other jurisdiction    (Commission     (I.R.S. Employer
          of incorporation)          File Number)       Ident. No.)


        Philadelphia and Reading Avenues, Boyertown, PA        19512
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            (Address of principal executive office)         (Zip Code)


        Registrant's telephone number, including area code (215) 367-6001
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                                       N/A
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          (Former name or former address, if changed since last report)










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Item 5.  Other Events.
----------------------

         Panasia Bank

         On July 11, 2000, National Penn Bancshares, Inc., a Pennsylvania corporation and registered bank holding company with approximately $2.3 billion in assets ("NPB"), acquired Panasia Bank, a New Jersey state bank ("Panasia"), pursuant to an Agreement dated February 14, 2000 (the "Acquisition Agreement"), between NPB and Panasia (the "Acquisition"). As a result, NPB became a two- bank holding company, owning both National Penn Bank ("NPBank") and Panasia. Panasia has approximately $110 million in assets and operates three bank offices in northern New Jersey and a loan production office in Flushing, Queens, New York.

         Immediately prior to completion of the Acquisition, there were 664,783 shares of Panasia common stock issued and outstanding. On the effective date of the Acquisition, each outstanding share of Panasia common stock was automatically converted into the right to receive $29 in cash. The Acquisition was treated as a "purchase" for financial accounting purposes.

         Immediately prior to completion of the Acquisition, there were stock options outstanding and exercisable for 39,000 shares of Panasia common stock. On the effective date of the Acquisition, each such option was automatically converted into the right to receive cash in an amount equal to the difference between $29 and the exercise price of the option multiplied by the number of shares of Panasia stock covered by that option.

         The aggregate consideration paid by NPB in consummation of the Acquisition was $20,004,707. Principally in order to finance the Acquisition, NPB borrowed $21 million from The Northern Trust Company pursuant to a Loan Agreement dated July 11, 2000. The loan is to be repaid in quarterly installments of principal of $1,312,500 each, over a four-year period, together with interest on the unpaid principal balance of the loan, at a floating rate, as set forth in the Loan Agreement. The loan is unsecured.

         The foregoing summary of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, which is filed herein as Exhibit 2.1. A copy of NPB's press release dated July 11, 2000, is filed herein as Exhibit 99.1.

         Community Independent Bank, Inc.

         On July 23, 2000, NPB and Community Independent Bank, Inc. ("CIB") entered into an Agreement (the "Merger Agreement") which provides, among other things, for the merger of CIB with and into NPB, with NPB surviving the merger (the "Merger"). CIB is a Pennsylvania corporation and registered bank holding company which



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owns Bernville Bank, N.A.  ("BBank").  BBank has  approximately  $110 million in assets and operates four community bank offices in Berks County, Pennsylvania.

         The Merger Agreement provides for the exchange of nine-tenths (9/10) share of NPB common stock for each share of CIB common stock outstanding on the effective date of the Merger. As of July 23, 2000, there are 700,327 shares of CIB common stock outstanding. If the price of NPB common stock were to decline to less than $17 per share during the 20 trading day period ending on the trading day 31 days before the date of the CIB shareholders' meeting, and that decline were to exceed by 15% the decline in an index of stock prices of a group of comparable Pennsylvania bank holding companies over the same time period, CIB could terminate the Agreement unless NPB chose to increase the exchange ratio to ninety-five hundredths (95/100) share for each CIB share. Otherwise, the exchange ratio is fixed.

         The Merger Agreement provides for the issuance of stock options for NPB common stock in substitution for stock options for CIB common stock, to the extent the CIB stock options remain outstanding on the closing date. The substitute options would reflect the final exchange ratio and otherwise be on the same terms and conditions as the CIB options. There are options outstanding for 22,600 shares of CIB common stock.

         The Merger is intended to be a tax-free exchange for CIB shareholders to the extent they receive shares of NPB common stock and a "pooling of interests" for financial accounting purposes. NPB and CIB anticipate that closing of the Merger will occur early in the first quarter of 2001.

         The Merger is subject to a number of conditions, including approval by the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and approval by shareholders of CIB. CIB shareholder approval will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the Merger.

         All directors of CIB (collectively holding approximately 7.8% of the outstanding shares of CIB common stock) have agreed to vote in favor of the Merger.

         In connection with the Merger Agreement, NPB and CIB entered into a Stock Option Agreement in which CIB granted to NPB the right, under certain circumstances, to purchase up to 139,200 shares of CIB common stock (equal to 19.9% of CIB's common stock outstanding on July 23, 2000) at a price per share of $10.

         Upon completion of the Merger, NPB intends to merge BBank with and into NPBank, with NPBank surviving such merger. BBank would become part of NPBank's Berks County Division.

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         One member of CIB's Board of  Directors  is to be mutually  selected to become a member of NPB's Board of Directors, and that person and another mutually-selected person are to become members of the Board of Directors of NPBank. All current members of the CIB Board of Directors are to become members of NPBank's Berks County Division Board.

         The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed herein as Exhibit 2.2. A copy of NPB's press release dated July 24, 2000, is filed herein as Exhibit 99.2.

         Effective July 23, 2000, NPB rescinded its stock repurchase program, and CIB terminated its Dividend Reinvestment Plan.

         The merger is expected to be accretive to National Penn's earnings in 2002. There are a variety of factors that could cause the actual results to differ materially from this forward-looking statement. These include, but are not limited to:

         (1) expected cost savings from the Merger, including reductions in interest and non-interest expense, may not be fully realized or realized within the expected time-frame;

         (2) revenues  following the Merger may be lower than expected,  or loan
losses,  deposit  attrition,   operating  costs,  customer  losses  or  business
disruption following the Merger may be greater than expected;

         (3) commercial loan growth following the Merger may be lower than expected;

         (4) competitive pressures among banking and non-banking organizations may increase significantly;

         (5) costs, difficulties or delays related to the integration of the businesses or systems of NPB and CIB may be greater or longer than expected;

         (6) changes in the interest rate environment may reduce interest margins;

         (7) general economic or business conditions, either nationally or in the region in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

         (8)  legislation  or  regulatory   changes  may  adversely  affect  the
businesses in which the combined company would be engaged; and


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         (9) changes may occur in the securities markets.

         Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in NPB's annual report on Form 10-K for 1999 and NPB's quarterly report on Form 10-Q for 1st quarter 2000, and may be included in subsequent reports filed by NPB with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits.
-------------------------------------------

(c)  Exhibits.
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         2.1      -        Agreement dated February 14, 2000, between National
                           Penn Bancshares, Inc. and Panasia Bank.
                           (Incorporated by reference to Exhibit 2.2 to NPB's annual report on Form 10-K for 1999.)

         2.2      -        Agreement dated July 23, 2000, between National
                           Penn Bancshares, Inc. and Community Independent
                           Bank, Inc. (Schedules are omitted pursuant to Regulation S-K, Item 601(b)(2); the Registrant agrees to furnish a copy of such schedules to the Securities and Exchange Commission upon request.)

         4.1      -        Term Loan Agreement dated July 11, 2000, between
                           National Penn Bancshares, Inc. and The Northern
                           Trust Company. (Omitted pursuant to Regulation S-K,
                           Item 601(b)(4)(iii); the Registrant agrees to furnish a copy of such agreement to the Securities and Exchange Commission upon request.)

         99.1 - Press Release dated July 11, 2000, of National Penn Bancshares, Inc.

         99.2 - Press Release dated July 23, 2000, of National Penn Bancshares, Inc.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                NATIONAL PENN BANCSHARES, INC.


                                By /s/ Lawrence T. Jilk, Jr.
                                   --------------------------
                                  Name: Lawrence T. Jilk, Jr.
                                  Title: Chairman & Chief Executive Officer


Dated:  July 27, 2000









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                                  EXHIBIT INDEX


     Exhibit Number                      Description

         2.1 Agreement dated February 14, 2000, between National Penn Bancshares, Inc. and Panasia Bank. (Incorporated by reference to Exhibit
                           2.2 to NPB's annual report on Form 10-K for 1999.)

         2.2 Agreement dated July 23, 2000, between National Penn Bancshares, Inc. and Community Independent Bank, Inc. (Schedules are omitted pursuant to Regulation S-K, Item 601(b)(2); the Registrant agrees to furnish a copy of such schedules to the Securities and Exchange Commission upon request.)

         4.1 Term Loan Agreement dated July 11, 2000, between National Penn Bancshares, Inc. and The Northern Trust Company. (Omitted pursuant to Regulation S-K, Item 601(b)(4)(iii); the Registrant agrees to furnish a copy of such agreement to the Securities and Exchange Commission upon request.)

         99.1              Press Release dated July 11, 2000, of National
                           Penn Bancshares, Inc.

         99.2              Press Release dated July 24, 2000, of National
                           Penn Bancshares, Inc.






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